Master Services Agreement

This Master Services Agreement (this “Agreement”) dated March 17, 2017 (the “Effective Date”), between BriaCell Therapeutics Corporation, having a place of business at 820 Heinz Ave., Berkeley, CA 94710 (“Client”) and KBI Biopharma, Inc., having a place of business at 1101 Hamlin Road, Durham, North Carolina 27704 (“KBI Biopharma”) (Client and KBI Biopharma, each a “Party”, and collectively, the “Parties”).

Whereas, Client is engaged in the discovery and development of new biological therapeutics;

Whereas, KBI Biopharma is in the business of providing biological development and clinical manufacturing services; and

Whereas, Client desires KBI Biopharma to perform certain services in accordance with the terms of this Agreement and KBI Biopharma desires to perform such services.

Now, therefore, in consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Services to be Performed

1.1	Scope. KBI Biopharma shall use reasonable commercial efforts to perform the services (the “Services”) detailed in the applicable proposal, the first of which has been executed by the Parties and attached hereto as Attachment One and incorporated herein by reference (each referred to as a “Proposal”). Any deliverables to be provided to Client as a result of the performance by KBI Biopharma of the Services shall be set forth in the Proposal (the “Deliverables”). In the event that Client requests KBI Biopharma to perform services beyond the scope of services specifically stated in the Proposal, KBI Biopharma shall have no obligation to perform such supplemental services unless and until a Change Order or new a Proposal is executed in accordance with Article 5 below, or unless the Parties agree in writing on a proposal for additional services to be performed under this Agreement.

1.2	Additional Services. The Parties may agree upon additional services to be performed under the terms of this Agreement, as may be described in purchase orders or proposals to be mutually agreed upon by the Parties in writing. Such additional proposals or purchase orders, when signed by both Parties, shall be included in the term “Proposal” as used in this Agreement and the additional services described therein shall be included in the term “Services” as used in this Agreement.

1.3	Compliance with Laws. As applicable to the Services, KBI Biopharma shall perform the Services in all material aspects in compliance with current cGMP and other applicable rules, regulations and guidelines of the U.S. Food and Drug Administration (“FDA”), as then in effect, governing the manufacture, testing and quality control of investigational drugs. For purposes of the foregoing, “cGMP” means the current Good Manufacturing Practices as promulgated under each of the following as in effect on the date of this Agreement and as amended or revised after the date of this Agreement and in effect at the time of the performance of the Services: (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210 and 211) and (b) the ICH guide Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” as applied to investigational drugs (Section 19). Client shall have responsibility for determining regulatory strategy and for all regulatory decisions except for those matters that KBI Biopharma, in its reasonable discretion deems contrary to regulatory requirements or commitments made by KBI Biopharma to regulatory authorities, of which matters KBI Biopharma shall promptly notify Client in writing. Should the U.S. government regulatory requirements change, KBI Biopharma will use reasonable efforts to satisfy the new requirements. Notwithstanding the foregoing, in the event that compliance with such new U.S. regulatory requirements necessitates a change in the scope or nature of the Services to be completed, KBI Biopharma will submit to Client a Change Order in accordance with Article 5.

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2.	Client Obligations

2.1	General. Unless otherwise agreed to by the Parties in writing, in each case in accordance with the Proposal, Client is solely responsible for, and performance hereunder by KBI Biopharma is contingent upon: (a) provision of complete and accurate scientific data regarding the product which is the subject of the Proposal (the “Product”) and such other data that is to be supplied by Client pursuant to the Proposal; (b) provision of all information necessary to effect the reliable transfer of methods to KBI Biopharma; (c) provision of specific reagents, reference standards or other materials necessary for execution of Services, as may be described in the Proposal; (d) if applicable, review and approval of in-process and finished product test results to ensure conformity of such results with required Product specifications, regardless of which Party is responsible for finished Product release; (e) preparation of all submissions to regulatory authorities; and (f) performance of all other obligations of Client set forth in the Proposal. Client shall perform its obligations as set forth in this Agreement, support and cooperate with KBI Biopharma in the execution of the Services and shall not engage in any act or omission, which may reasonably be expected to prevent or delay the successful execution of the Services. Such support and cooperation shall include, but not be limited to, informing KBI Biopharma of global regulatory strategy for development and approval of the Product to the extent relevant to the Proposal, prompt review and approval of documents requiring Client’s signature, timely delivery of methods and materials and prompt response to other similar issues.

2.2	Provision of Regulatory Submissions. Prior to making any submission for regulatory approval of the Product, upon the request of KBI Biopharma, Client shall provide copies of all relevant regulatory submissions relating to KBI Biopharma’s manufacturing procedures (if applicable to the Services) to KBI Biopharma for review and reasonable opportunity to comment.

2.3	Information Regarding Hazardous Materials. Client shall provide to KBI Biopharma, on an on-going basis throughout the Term (as defined below), any applicable safe handling instructions for any substance or material provided by or on behalf of Client to KBI Biopharma in sufficient time for review and training by KBI Biopharma prior to delivery of any such substance or material to KBI Biopharma. Where appropriate or required by law, Client shall provide a Material Safety Data Sheet and instructions for proper storage for all Client-provided materials, finished product and reference standards.

2.4	Other Company Materials. As soon as practicable following the execution of this Agreement, Client shall provide to KBI Biopharma all materials, know-how, information and technical assistance under Client’s control which is associated with the Product or otherwise required for the performance of the Services in accordance with the Proposal. Client agrees that such materials, know-how, information and technical assistance shall be complete and accurate to the extent required for KBI Biopharma to perform the Services. Client hereby grants to KBI Biopharma during the Term of this Agreement the right to use any and all patent rights, trade secrets, intellectual property and other materials under Client’s control solely in accordance with terms and conditions of this Agreement and to the extent necessary for KBI Biopharma to perform the Services.

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3.	Performance

3.1	Schedule. Due to the unpredictable nature of biological processes, the timelines and schedules for the performance of the Services (including without limitation the dates for production and delivery of Product) and the yield or quantity of Product as set out in the Proposal are estimates. KBI Biopharma shall keep Client regularly informed in writing of any such changes that are necessary to the Proposal, and agrees that such changes will be made to the minimum extent reasonably necessary and KBI Biopharma will not make any changes in the specifications covering the manufacturing or processing of the Product or the production process without the express written consent of Client. Client shall not be entitled to cancel any unfulfilled part of the Services or refuse acceptance of Product related to the Proposal on reasonable grounds of late performance of the Services or late delivery of the Product subject to the provisions of this Section 3.1, provided that Client has received regular communications during the development process and is aware of the reasons for such late delivery or late performance. If Client has not received regular communications during the development process and is not aware of the reasons for such late delivery or late performance, Client shall be entitled to cancel any unfulfilled part of the Services or refuse acceptance of Product related to the Proposal. In such event, KBI Biopharma shall not be liable for any loss, damage, costs or expenses of any nature, whether direct, indirect, incidental or consequential, arising out of any delay in performance or delivery howsoever caused or arising out of any failure to produce the estimated quantities of Product for delivery on the estimated schedule, except to the extent caused by the gross negligence of KBI Biopharma, or otherwise specifically agreed to in a Proposal.

3.2	Technical Difficulties. If it becomes apparent to either KBI Biopharma or Client at any stage in the provision of any Services that, as a result of scientific or technical reasons out of the reasonable control of either Party, it will not be possible to complete the Services in the manner described in this Agreement or the Proposal or any Change Order thereto, the Parties will (a) identify the problem, (b) submit the problem in writing to senior management of each Party, and (c) negotiate in good faith for a thirty (30) day period from the date senior management of the Parties first convene regarding how to resolve such problem in a commercially reasonable manner. If the Parties do not agree on a commercially reasonable resolution to the problems within such thirty (30) day period, KBI Biopharma and Client shall each have the right to terminate this Agreement by written notice to the other Party, subject to Section 24.2.

3.3	Quality Agreement. In the event that the Proposal specifically enumerates Services that include the contract manufacturing and performance of the activities are subject to cGMP, within fifteen (15) days of the execution of this Agreement, or as soon as practicable after the execution hereof, the Parties shall develop and agree upon the outline of a quality agreement describing the regulatory and compliance roles and responsibilities of each Party, including without limitation, procedures for handling Product recalls and non-conforming Product, the format and content of which shall be agreed upon by the Parties (the “Quality Agreement”). Within sixty (60) days of the execution of this Agreement, the Parties shall agree to and execute a definitive Quality Agreement. Upon execution by both Parties, the Quality Agreement shall be incorporated herein and attached hereto as Attachment Two.

3.4	Non-Conforming Services. Within thirty (30) days of delivery of the Product, Client shall inform KBI Biopharma of any material non-conformity with required specifications set forth in the Proposal, as may be further provided in the Quality Agreement. In the event that such non-conformity is attributable to KBI’s breach of its obligations under this Agreement, then, as Client’s initial remedy, KBI Biopharma shall, subject to Client providing the active pharmaceutical ingredient, biological material or other source materials, as applicable, re-perform such non-conforming Services as soon as possible with no additional fees to Client. If upon repeat of the Services, KBI Biopharma is unable to deliver a conforming Product, either party may terminate this Agreement or if the Parties so agree, they shall work together in good faith generate a Product that conforms to the specifications.

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4.	Work Output

All reports specified in the Proposal and other applicable cGMP documentation (“Work Output”) will be prepared using KBI Biopharma’s standard format(s) unless otherwise specified in the Proposal or this Agreement. Client will be supplied with copies of Work Output generated as a result of the Services as set forth in the Proposal or Quality Agreement. All Work Output and any required Product samples will be at Client’s option, (a) delivered to Client at any address as Client may specify in such request, or (b) archived by KBI Biopharma for a period of five (5) years following completion of the Services unless otherwise provided in the Proposal or required by applicable U.S. laws or regulations. At such time after completion of the Services, Work Output and Product samples will be sent to Client and a reasonable return fee will be charged. If Client chooses to have KBI Biopharma dispose of Work Output and Product samples, a reasonable disposal fee will be charged. Not more than once annually, KBI Biopharma shall, during normal working hours, and with reasonable advance notice, permit Client or its authorized agents to inspect, audit and/or reproduce Records (i) to the extent necessary to adequately evaluate invoices submitted to Client by KBI Biopharma hereunder, (ii) as required by governmental authorities or (iii) as desired by Client for any other valid business purpose related to this Agreement.

5.	Change Orders

5.1	Change Orders. The budget for the Services specified in the Proposal and the estimated timelines specified therein are subject to a number of general and Proposal-specific assumptions. The assumptions relate to the design and objectives of the Proposal, manpower requirements, timing, capital expenditure requirements, if any, and other matters relating to the completion of the Services as may be set forth in the Proposal (“Proposal Assumptions”). KBI Biopharma also assumes that Client will cooperate and fully perform its obligations under this Agreement and the Proposal in a timely manner, that no event outside of KBI Biopharma’s control will occur (including without limitation a Force Majeure Event), and that there are no changes to any applicable laws, rules or regulations relating to the performance of the Services (the foregoing assumptions together with the Proposal Assumptions, collectively, the “Assumptions”). In the event of a failure of any of the Assumptions, the objectives of the Proposal cannot be achieved based on the Assumptions, or Client requests a change to the Proposal, then the scope of services to be performed shall be amended as provided in this Article 5 (a “Modification”). Modifications shall also arise in the event (i) Client revises KBI Biopharma’s responsibilities, the specifications, the Proposal instructions, procedures, Assumptions, processes, test protocols, test methods, or analytical requirements; or (ii) Client’s requirements or any Client provided information is inaccurate or incomplete.

5.2	Change Order Process. In the event a Modification is requested by Client or by KBI Biopharma, KBI Biopharma shall provide Client with a change order containing an estimate of the required Modifications to the budget, activities and/or duration specified in the Proposal (“Change Order”). Client and KBI Biopharma shall negotiate in good faith for a period of ten (10) business days following receipt of such Change Order by Client (the “Change Order Negotiation Period”) to agree on a Change Order that is mutually acceptable. If practicable, and agreed to by Client, KBI Biopharma shall continue work on the Services during any such negotiations, but shall have no obligation to commence work with respect to any Change Order unless authorized in writing by Client. In the event the Parties are unable to agree upon such Change Order within the Change Order Negotiation Period, KBI Biopharma may elect to terminate this Agreement, or if reasonably possible, to perform the Services without regard to the unresolved Change Order; provided, however, that the estimated timelines shall be adjusted to reflect any delay during the Change Order Negotiation Period. In the event that this Agreement is so terminated, the provisions with respect to the effect of termination set forth in Section 24.5 shall apply. Any disputes arising from this Section 5.2 shall be resolved in accordance with the dispute resolution procedures set forth in Article 22.

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5.3	Regulatory Changes. Notwithstanding the foregoing, with respect to any changes or modifications to the Proposal, Services or Product specifications dictated by the FDA or other applicable law or authority, Client shall be responsible for the costs of making such changes (including without limitation capital costs), validating the manufacturing process after any such change is made, and any increases in the cost of manufacturing the Product or provision of Services as a result of such change. With respect to any such changes dictated by the FDA or other applicable law or authority, the Parties will promptly meet to discuss the actions necessary to comply with such changes and the costs associated therewith. If, after reasonable efforts, the Parties are unable to agree on such changes (including the costs payable by Client pursuant to this Section 5.3), or if KBI Biopharma is unable to comply with such changes or modifications through the exercise of commercially reasonable efforts, KBI Biopharma may, in its sole discretion, terminate this Agreement upon written notice to Client.

5.4	Non-Material Changes. Notwithstanding the foregoing, Client acknowledges, however, that KBI Biopharma is given flexibility to conduct the Services, although not expressly stated in the Proposal, at the time and in the manner that KBI Biopharma deems reasonably necessary to fulfill its obligations under this Agreement. Such flexibility includes the right to make non-Material Changes to the Services and the Proposal, provided that KBI Biopharma implements all such changes only (a) in accordance with KBI Biopharma’s written standard operating procedures governing change control and (b) after confirming that such change does not affect either the related Product specifications if such specifications and requirements are fixed in writing by the Parties. As used herein, “Material Change” is defined as any variation, alteration or modification of activities, materials, or methods provided in the Proposal that (i) impacts the regulatory commitments or filings for the Product, (ii) affects the quality, purity, identity or strength of the Product, or (iii) materially increases the cost of manufacturing the Product.

6.	Compensation

6.1	Fees and Invoices. In consideration for KBI Biopharma performing the Services, Client shall pay to KBI Biopharma such amounts as described in the Price and Payment Terms section of the Proposal and as otherwise described in this Agreement. Following payment of an initial fee as provided in Section 6.2, the remainder of the service fees may be invoiced by KBI Biopharma monthly based on a billing schedule derived from the project schedule. Payments are due thirty (30) days from the date of receipt of each invoice, except as specifically provided in this Agreement. Charges for materials may be invoiced to Client and are payable at the time that KBI Biopharma orders such materials for Client’s project. Client agrees to pay to KBI Biopharma the cost of materials, consumables, and third party services plus a 5% fee to compensate KBI Biopharma for the cost of purchasing, material handling, inventory and administration and management of third party services necessary for KBI Biopharma to perform the Services. Late payments are subject to an interest charge of one and one half percent (1½%) per month or, if less, the maximum legal interest rate per month. Failure to bill for interest due shall not be a waiver of KBI Biopharma’s right to charge interest. All payments are non-refundable. If paid by wire transfer, any applicable wire transfer fees must be included in the payment issued to KBI Biopharma. Client shall be responsible for, and shall promptly pay to KBI Biopharma upon demand, all costs and expenses (including without limitation reasonable attorneys’ fees and court costs) incurred by KBI Biopharma in connection with the collection of payments due under this Agreement. Unless within thirty (30) days of the date of invoice, Client has advised KBI Biopharma in good faith and in writing the specific basis for disputing an invoice, Client’s failure to promptly pay an invoice may, at KBI Biopharma’s election, constitute a material breach of this Agreement, and in addition to other remedies available to KBI Biopharma under Section 24.3, KBI Biopharma shall be entitled to suspend performance of Services until Client has paid any past due invoices.

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6.2	Start-up Payment. KBI Biopharma requires payment of an initial fee of one third of the service fees specified in the Proposal, prior to commencement of Services, and before KBI Biopharma will begin facilities preparation and resource allocation commitments with respect to Client’s project(s). Initial fees are due upon execution of this Agreement or the applicable Proposal, whichever occurs later. The initial fee shall be applied to the final project invoice. Upon termination of a Proposal or this Agreement, any remaining portion of the initial fee shall be applied to any outstanding amounts due from Client under the applicable Proposal. Unless otherwise provided in this Agreement or the applicable Proposal, initial fees are non-creditable, nonrefundable, non-transferable to any Services other than under the applicable Proposal.

6.3	Client Delays. KBI Biopharma has allocated resources to the Services that may be difficult or impractical to reallocate to other programs in the event of a delay attributable to Client’s failure to comply with its obligations under this Agreement, Client’s written request for delay, or scientific or technical issues related to Client’s Product which are outside of KBI Biopharma’s control. In recognition of this, KBI Biopharma shall be entitled to charge reasonable wind down and restart fees resulting from such delays. Where the Services include manufacturing Services, in the event that Client cancels or postpones a manufacturing run (based on the manufacturing slots reserved for Client in the most recent schedule provided to Client) for any reason other than a material breach of this Agreement by KBI Biopharma, or in the event that a manufacturing run is cancelled or postponed for scientific or technical issues related to Client’s Product which are outside of KBI Biopharma’s control, Client shall pay KBI Biopharma, upon receipt of an invoice, the following amounts, less all amounts already paid to KBI Biopharma for the applicable manufacturing Services:

(i)	One hundred percent (75%) of the price of the Services for the applicable manufacturing run if such cancellation or postponement occurs thirty (30) days or fewer prior to the scheduled vial thaw date (as communicated by KBI Biopharma to Client in writing) or at any time following the scheduled vial thaw date;

(ii)	Seventy-five percent (50%) of the price of the Services for the applicable manufacturing run if such cancellation or postponement occurs from thirty-one (31) to sixty (60) days prior to the scheduled vial thaw date;

(iii)	Fifty percent (25%) of the price of the Services for the applicable manufacturing run if such cancellation or postponement occurs from sixty-one (61) to ninety (90) days prior to the scheduled vial thaw date; or

6.4	Taxes. Any federal, state, county or municipal sales or use tax, excise tax, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against KBI Biopharma’s income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold or Services performed pursuant to this Agreement, and all government license filing fees and, if applicable, Prescription API User (PDUFA) annual establishment fees with respect to all Products and Services shall be paid by Client.

7.	Confidentiality

7.1	Confidential Information. During the Term and for a period of five (5) years thereafter, each Party shall maintain in confidence all information and materials of the other Party disclosed or provided to it (the “Recipient”) by the other Party (the “Disclosing Party”) including the terms and conditions (but not the existence) of this Agreement. Confidential information shall be identified as confidential in writing or, if disclosed verbally or by observation, summarized in writing and submitted to Recipient within thirty (30) days of the oral or visual disclosure thereof (together with all embodiments thereof, the “Confidential Information”); provided, however, (a) information need not be labeled or marked “confidential” to be deemed Confidential Information hereunder, if under the circumstances it is, or should be, understood to be confidential; and (b) in accordance with Section 7.2, information learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities shall be deemed “Confidential Information” of KBI Biopharma hereunder, regardless of whether such information is marked “confidential” or subsequently summarized in writing.

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7.2	Exceptions. Notwithstanding the foregoing, Confidential Information shall not include that portion of information or materials that the Recipient can demonstrate by contemporaneous written records was:

(i)	known to the public at the time of its disclosure to the Recipient, or thereafter became generally known to the public, other than as a result of actions or omissions of the Recipient in violation of this Agreement;

(ii)	disclosed to the Recipient on an unrestricted basis from a source unrelated to the Disclosing Party and not known by the Recipient to be under a duty of confidentiality to the Disclosing Party, as evidenced by competent written proof; or

(iii)	independently developed by the Recipient, or known by the Recipient prior the date of disclosure by the Recipient, without the use of Confidential Information of the Disclosing Party, as evidenced by competent written proof.

7.3	Additional Protections. Each Party shall take all reasonable steps to maintain the confidentiality of the Confidential Information of the other Party, which steps shall be no less protective than those that such Party takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care. Neither Party shall use or permit the use of any Confidential Information of the other Party except for the purposes of carrying out its obligations or exercising its rights under this Agreement. All Confidential Information of a Party, including all copies and derivations thereof, is and shall remain the sole and exclusive property of the Disclosing Party and subject to the restrictions provided for herein. Neither Party shall disclose any Confidential Information of the other Party other than to those of its directors, officers, employees, independent contractors, and external advisors directly concerned with the carrying out of this Agreement, on a strictly applied “need to know” basis, provided that any such disclosure is made subject to obligations of confidentiality no less stringent than the obligations provided herein.

7.4	Permitted Disclosures. The obligations set forth in this Article 7 shall not apply to the extent that Recipient is required to disclose information by law, judicial order by a court of competent jurisdiction, or the rules of a securities exchange or requirement of a governmental agency for purposes of obtaining approval to test or market Product, or disclosures of information to a patent office for the purposes of filing a patent application as permitted in this Agreement; provided, however, that the Recipient shall provide prior written notice thereof to the Disclosing Party and sufficient opportunity for the Disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefore and shall reasonably cooperate with the disclosing Party, at the disclosing Party’s expense, to seek appropriate measures requiring, amongst other things, that the Confidential Information so disclosed be used only for the purposes for which the order was issued and the Confidential Information so disclosed be redacted to limit the extent of disclosure to the minimum extent required to comply with the relevant court or government body order or law. Any disclosure permitted pursuant to this Section 7.4 shall not be considered an exception under Section 7.2.

7.5	Iniunctive Relief. The Parties acknowledge that either Party’s breach of this Article 7 may cause the other Party irreparable injury for which it may not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity, in accordance with Article 21.

8.	Inventions

8.1	Inventions. At Client’s request, KBI Biopharma will, at no cost, assign to Client any all data, ideas, information, developments, and inventions that are Product improvements, or improvements to Client Materials discovered by KBI Biopharma employees exclusively as a result of performing the Services under this Agreement (“Product Invention”); provided Client requests such assignment, in writing, within one (1) year of notification of such Product Invention. If Client requests and at Client’s expense, KBI Biopharma will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the Product Invention and Client shall compensate KBI Biopharma for the time devoted to such activities and reimburse it for expenses incurred. For Product Inventions assigned pursuant to this section, Client shall provide KBI Biopharma a royalty-free license to use such Product Inventions to the extent necessary to perform the Services.

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8.2	Process Technology and Process Inventions. Notwithstanding the foregoing, Client acknowledges that KBI Biopharma possesses and shall retain full ownership of information and technology relating to general manufacturing and analytical methods and processes, (“Process Technology”) and KBI Biopharma shall retain all rights to any data, ideas, know-how, information, developments, and inventions related to the Process Technology that are developed, conceived or reduced to practice in connection with the Services which can be generally applied to the production of biologics other than the Product and which do not use, reference, rely on or incorporate Client Materials (collectively, “Process Inventions”).

8.3	Process Technology and Process Inventions License. For Process Technology and Process Inventions, KBI Biopharma will grant to Client a perpetual, world-wide, royalty-free, non-exclusive license under terms mutually agreed to by the Parties for Client to use such Process Technology and/or Process Inventions to manufacture or have manufactured the Product. If KBI Biopharma requests, and at KBI Biopharma’s expense, Client will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the Process Inventions and KBI Biopharma shall compensate Client for the time devoted to such activities and reimburse it for expenses incurred.

8.4	Client Materials. All Client Materials that KBI Biopharma may have access to in order to perform the Services shall be owned exclusively by the Client. Nothing in this Agreement shall be deemed to grant any rights to KBI Biopharma in any Client Materials, other than the right for KBI Biopharma to use such Client Materials to perform the Services. For the purposes hereof, “Client Materials” means all Client proprietary materials and information, intellectual property and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, technical information, manuals, or instructions which, as of the Effective Date, are owned, licensed or controlled by Client relating to the development, formulation, manufacture, processing, packaging, analysis or testing of the Product. In the event that Client loses or forfeits its rights in such proprietary Client Materials during the Term of this Agreement for any reason, Client shall provide notice of same to KBI Biopharma immediately and this Agreement shall be subject to immediate termination by KBI Biopharma at that time, subject to Section 24.2.

9.	Use of Intellectual Property Rights

Except as expressly stated in this Agreement, no intellectual property rights of any kind or nature are conveyed by this Agreement and neither Party shall have any right, title or interest in or to the other Party’s intellectual property rights for any purpose whatsoever without such other Party’s prior written consent.

10.	Facility Visits and Audits

10.1	Scope of Visit. Client shall have the right, upon no less than thirty (30) days’ prior written notice to KBI Biopharma, to visit KBI Biopharma and during regular business hours to observe the progress of the Services (i.e., person in the plant) and to inspect related records and data for the purpose of making quality control inspections so as to assure compliance with this Agreement. The form, participants, duration and procedures of all visits shall be subject to KBI Biopharma’s reasonable approval.

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10.2	Client Obligations. It shall be the duty of Client to follow KBI Biopharma’s reasonable safety rules while in, on or about KBI Biopharma’s premises. In addition, Client agrees that it and its subcontractors, employees, representatives, and guests of any of them shall: (a) be subject to the nondisclosure obligation described in Article 7, (b) follow such security and facility access procedures as are designated by KBI Biopharma, (c) be accompanied by a KBI Biopharma representative, (d) not enter areas of any KBI Biopharma facility at times when any third party’s products are being manufactured to assure protection of KBI Biopharma’s or third party’s confidential information, (e) stay within the areas of KBI Biopharma’s facilities designated for the visit and shall not visit areas of the facility other than those areas necessary for the performance of the facility visit provided for herein without KBI Biopharma’s prior written permission, and (f) use good faith efforts to avoid disrupting KBI Biopharma’s operations. All information learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities shall be deemed “Confidential Information” of KBI Biopharma under Article 7, regardless of whether such information is marked “Confidential” or subsequently summarized in writing. Client warrants that it, and its subcontractors, employees, agents, representatives, and any personnel acting on behalf of Client hereunder who visit the KBI Biopharma facility: (i) are not debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time, and (ii) will at all times comply with all safety and security regulations in effect from time to time and communicated by KBI Biopharma, and (iii) will at all times comply with Article 7 with respect to the confidentiality and use of KBI Biopharma Confidential Information.

10.3	Costs. Client may conduct one (1) such quality assurance facility visit per calendar year using no more than two (2) auditors for a maximum of two (2) days at no cost to Client. Additional audits will be invoiced separately on a time and materials basis at the then current rate for such services.

11.	Regulatory Inspections

11.1	General. KBI Biopharma will promptly notify Client of any regulatory inspections directly relating to the Services, in accordance with the terms of the Quality Agreement (if applicable). KBI Biopharma agrees to reasonably cooperate with all regulatory authorities and submit to reasonable inspections by such authorities.

11.2	Costs. Client shall be responsible for, and shall promptly pay, all documented costs charged by a regulatory authority for inspections directly related to the Services to be provided in the Proposal. Subject to advance written approval of Client, KBI Biopharma’s costs in connection with regulatory inspections will be invoiced separately on a time and materials basis at the then current rate for such services.

12.	Warranties

12.1

Warranties of KBI Biopharma.

12.1.1 As of the Effective Date, KBI Biopharma represents and warrants to Client that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of KBI Biopharma. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by KBI Biopharma with the provisions hereof, shall conflict with any obligations or agreements of KBI Biopharma to any person, contractual or otherwise.

12.1.2 KBI Biopharma warrants to Client that it will render the Services with due care, consistent with industry standards for work of a similar nature.

12.1.3 KBI Biopharma represents to Client that it is not debarred, and warrants to Client that it will not knowingly use in any capacity the services of any person debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time.

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12.1.4 EXCEPT AS EXPRESSLY WARRANTED IN THIS SECTION 12.1, KBI BIOPHARMA MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES OR PRODUCT, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT. KBI BIOPHARMA MAKES NO WARRANTIES THAT THE EXECUTION OF THE SERVICES WILL RESULT IN ANY SPECIFIC QUANTITY OR AMOUNT OF PRODUCT.

12.1.5 KBI Biopharma has warranted, in Section 12.1.2, that the Services will be rendered with due care; however, no predetermined results are assured. Client understands and agrees that the Services are experimental in nature, that biopharmaceutical process development is subject to certain inherent risks, and as such, nothing in this Agreement shall be construed as a guarantee or warranty by KBI Biopharma that the Services, the Products, the Deliverables, or the materials, data, information of other results produced in connection therewith, will meet or otherwise satisfy any of the objectives, goals or targets stated in the Proposal. Client hereby acknowledges and agrees that there is absolutely no guarantee:

(i)	that the results of the Services will be successful in any way or will be commercially exploitable, profitable or approved by any regulatory authority;

(ii)	that the Product, or any product, resulting from the Services will fulfill certain specifications or certain yields; or

(iii)	the Products, the Services and/or the results of the Services will satisfy the requirements of any regulatory agencies at the time of submission of such results to such agencies.

12.1.6 Client’s sole and exclusive remedy and KBI Biopharma’s sole and exclusive obligation under the warranties provided in this Agreement shall be the remedy provided in Section 3.4.

12.2

Warranties of Client.

12.2.1 As of the Effective Date, Client represents and warrants to KBI Biopharma that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Client. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by Client with the provisions hereof, shall conflict with any obligations or agreements of Client to any person, contractual or otherwise.

12.2.2 Client represents and warrants to KBI Biopharma that it holds legal title to, or is fully entitled to provide, the materials, methods, plans, processes and other intellectual property necessary to conduct the Services and that KBI Biopharma’s performance of the Services will not violate or infringe on the patents, trademarks, service marks, copyrights, or intellectual property of any nature of any third party.

12.2.3 Client represents and warrants to KBI Biopharma that all materials provided by Client for use in the performance of the Services shall be free of contaminants and shall be fit for use in the performance of the Services.

12.2.4 Client represents and warrants to KBI Biopharma that it will hold, use and/or dispose of Product and all materials provided by KBI Biopharma in accordance with all applicable laws, rules and regulations.

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12.2.5 Client represents and warrants to KBI Biopharma that no specific safe handling instructions are applicable to any substance or material provided by Client to KBI Biopharma, except as disclosed to KBI Biopharma in writing in sufficient time for review and training by KBI Biopharma prior to delivery of any such substance or material to KBI Biopharma.

13.	Indemnification

13.1	Indemnification by KBI Biopharma. Subject to Section 13.2 below, KBI Biopharma will indemnify, defend and hold harmless Client and its shareholders, directors, officers, employees and agents (each, a “Client Indemnitee”) from and against all costs, losses, expenses (including reasonable attorneys’ fees) and direct damages (collectively, “Losses”) resulting from all lawsuits, claims, demands, actions and other proceedings by or on behalf of any third party (collectively “Claims”) to the extent arising out of or resulting from: (i) KBI Biopharma’s material breach of any covenant, warranty, or a failure of any material representation made hereunder by KBI Biopharma; or (ii) KBI Biopharma’s gross negligence or intentional misconduct, except in each case to the extent such Claims or Losses arise from negligence or intentional misconduct on the part of a Client Indemnitee or a breach of this Agreement by Client.

13.2	Indemnification by Client. Client will indemnify, defend and hold harmless KBI Biopharma and its shareholders, directors, officers, employees and agents (each, a “KBI Biopharma Indemnitee”) from and against all Losses resulting from all Claims to the extent arising out of or resulting from: (i) Client’s material breach of any covenant, warranty, or a failure of any material representation made hereunder by Client; (ii) Client’s development (including the conduct of clinical trials in humans), handling, manufacturing, testing, storage, transportation, disposal, marketing, commercialization (including any recalls, field corrections or market withdrawals), distribution, promotion, sale or use of the Product or Deliverables (including without limitation as a result of any illness, injury or death to persons, including employees, agents or contractors of Client or damage to property); (iii) Client’s gross negligence or intentional misconduct; (iv) the infringement or alleged infringement as a result of, or arising from, the scope of the Services (or execution thereof), as requested by Client the Client Materials or the Product on the intellectual property rights of a third party, except in each case to the extent such Claims or Losses arise from negligence or intentional misconduct on the part of a KBI Biopharma Indemnitee or a breach of this Agreement by KBI Biopharma.

13.3

Indemnification Procedure. If any Claim covered by Article 13 is brought:

13.3.1 the indemnified Party shall promptly notify the indemnifying Party in writing of such Claim, provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure or delay;

13.3.2 the indemnifying Party shall assume, at its cost and expense, the sole defense of such Claim through counsel selected by the indemnifying Party and reasonably acceptable to the other Party, except that those indemnified may at their option and expense select and be represented by separate counsel;

13.3.3 the indemnifying Party shall maintain control of such defense and/or the settlement of such Claim;

13.3.4 the indemnified Party may, at its option and expense, participate in such defense, and if it so participates, the indemnifying Party and the indemnified Party shall cooperate with one another in such defense;

13.3.5 the indemnifying Party will have authority to consent to the entry of any settlement or otherwise to dispose of such Claim (provided and only to the extent that an indemnified Party does not have to admit liability and such judgment does not involve equitable relief), and an indemnified Party may not consent to the entry of any judgment, enter into any settlement or otherwise to dispose of such Claim without the prior written consent of the indemnifying Party (not to be unreasonably withheld or delayed); and

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13.3.6 the indemnifying Party shall pay the full amount of any judgment, award or settlement with respect to such Claim and all other costs, fees and expenses related to the resolution thereof; provided, however, that such other costs, fees and expenses have been incurred or agreed, as the case may be, by the indemnifying Party in its defense or settlement of the Claim.

14.	Limitations of Liability

14.1	Notwithstanding anything herein to the contrary, KBI Biopharma and Client’s total liability for any loss, including without limitation Losses indemnifiable by KBI Biopharma pursuant to Article 13, suffered by the other party resulting from this Agreement, work conducted pursuant to any Proposal or any other liability of any nature, shall be limited to the payment of damages which shall not exceed the amount paid by Client to KBI Biopharma under the Proposal under which the loss arose. However, the foregoing limitations of liability will not apply to breaches of confidentiality obligations under Article 7 or Client’s obligations to KBI Biopharma under Section 13, Indemnification.

14.2	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION, LOST PROFITS), EXEMPLARY OR SPECIAL DAMAGES OF ANY TYPE, ARISING IN CONNECTION WITH THIS AGREEMENT, ANY PROPOSAL, QUALITY AGREEMENT OR ATTACHMENTS OR DOCUMENTS RELATED THERETO, WHETHER OR NOT FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT, EQUITY, STRICT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15 Force Majeure

Except for each Party’s payment, confidentiality and indemnity obligations, the obligations of either Party under this Agreement shall be excused during each period of delay caused by matters such as acts of God, strikes, supplier delays, shortages of raw materials, power failure, government orders, changes in governmental regulation (including without limitation, acts of the FDA or an applicable foreign equivalent), or acts of war or terrorism, which are reasonably beyond the control of the Party obligated to perform (each, a “Force Majeure Event”). A Force Majeure Event shall not include a lack of funds, bankruptcy or other financial cause or disadvantage. Nothing contained in this Agreement shall affect either Party’s ability or discretion regarding any strike or other employee dispute or disturbance and all such strikes, disputes or disturbances shall be deemed to be beyond the control of such Party. A Force Majeure Event shall be deemed to continue only so long as the affected Party shall be using its commercially reasonable effort to overcome such condition. If either Party shall be affected by a Force Majeure Event, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such Force Majeure Event. Any delay, or invalidity in the results delivered, in the performance of the Services occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of any Force Majeure Event, the Party that is not directly affected by such Force Majeure Event may take any reasonable action necessary to mitigate the effects of such Force Majeure Event. If any part of the Services is invalid as a result of such disability, KBI Biopharma will, upon written request from Client, but at Client’s sole cost and expense, repeat that part of the Services affected by the Force Majeure Event.

16.	Insurance

16.1	KBI Biopharma Insurance. KBI Biopharma shall secure and maintain in full force and effect throughout the Term policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $1,000,000, and automobile liability in an amount not less than $1,000,000, (b) commercial general liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate, and (c) products liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate.

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16.2	Client Insurance. Client shall secure and maintain in full force and effect throughout the Term, and for a period of three (3) years after completion of any clinical trials in which any Product provided under this Agreement is used, policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $1,000,000, and automobile liability in an amount not less than $1,000,000, (b) primary and noncontributory commercial general liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate, (c) primary and noncontributory products/completed operations liability in an amount not less than $5,000,000 per occurrence and $5,000,000 in the aggregate, and (d) primary and noncontributory umbrella liability in an amount not less than $5,000,000 per occurrence and $5,000,000 in the aggregate.

17.	Independent Contractor; Non-Solicitation

17.1	Independent Contractor. KBI Biopharma shall perform the Services as an independent contractor of the Client. The relationship between the Parties shall not constitute a partnership, joint venture or agency nor constitute either Party as the agent, employee or legal representative of the other. The Parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

17.2	Non-Solicitation. During the Term of this Agreement and for one (1) year thereafter, each Party agrees not to directly or indirectly solicit to hire or hire (in any capacity) any person who is an employee, contractor, consultant or representative of the other Party; provided that newspaper, internet or other advertisements to fill job openings shall not be deemed to be “solicitation” hereunder. Any exceptions to this provision must be in writing and signed by each Party and, for each person that is hired in such manner, the hiring Party shall compensate the other Party at the rate of 30% of such person’s annualized base salary.

18.	Publicity

Either Party may only issue press releases or public disclosures describing the Services provided hereunder with the prior written consent of the other Party. The use of the name, trademark, logo, or other identifying materials of either Party or its employees in any publicity, advertising or promotional material shall require the other Party’s express prior written consent.

19.	Shipment

19.1	General. Unless otherwise agreed in writing by the Parties, all Deliverables, products, raw materials, samples components or other materials provided hereunder by KBI Biopharma shall be made available for shipment Ex Works (INCOTERMS 2010) KBI Biopharma’s facilities. For purposes of clarification, Ex Works means that carriage of goods shall be arranged by Client, and the cost of such carriage and risk of loss shall transfer to Client when the goods have been made available for shipment at KBI Biopharma’s facilities. KBI Biopharma shall package for shipment such product, raw materials, samples, components or other materials at Client’s expense (including insurance) and in accordance with Client’s reasonable written instructions.

19.2	Shipping Charges. Client shall pay to KBI Biopharma, in addition to actual shipping costs, a handling fee of One Hundred Dollars ($100) for each standard shipment of any Deliverables, products, raw materials, samples, components or other materials provided hereunder.

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20.	Notices

Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail, postage prepaid with return receipt requested, or by nationally recognized overnight courier, postage prepaid with return receipt requested, or by confirmed facsimile (with printed confirmation of receipt), to the other Party at the following address:

If to Client:

BriaCell Therapeutics Corporation

820 Heinz Ave.

Berkeley, CA 94710 Attention: William V. Williams, M.D., President and CEO

If to KBI Biopharma:

KBI Biopharma, Inc.

1101 Hamlin Road

Durham, North Carolina 27704

Attention: Vice President Finance

with a copy to the Vice President and General Counsel, at the same address.

Each notice shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

21.	Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of and in the venue of the State of California, without regard to its, or any other jurisdiction’s, rules regarding conflicts or choice of laws. The Parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

22.	Dispute Resolution

22.1	Initial Attempts to Resolve Disputes. If a dispute arises between the Parties in connection with this Agreement, the respective presidents or senior executives of KBI Biopharma and Client shall first meet as promptly as practicable and attempt to resolve in good faith such dispute. If such parties cannot resolve the dispute within thirty (30) days after written notice given by one Party to the other specifically invoking this stage in the dispute resolution procedure, either Party may by written notice to the other commence the arbitration process set forth in Section 22.2 below.

22.2	Arbitration. If a dispute has not been resolved by negotiation as provided in Section 22.1 above, then, except as otherwise provided in this Section 22.2, the dispute will be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect, by three (3) arbitrators, one of whom will be designated by each Party and the third of whom will be designated by the two so designated. The arbitration, it shall be conducted in English and held in New York, New York. The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Parties expressly waive any putative right they may otherwise have to seek an award arising out of any dispute hereunder of punitive damages or any other damages limited or excluded by this Agreement. The arbitrator will have the authority to grant injunctive relief and other specific performance. The arbitrator will, in rendering its decision, apply the substantive law of the State of New York, without regard to its conflict of laws provisions. The decision and/or award rendered by the arbitrator will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

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22.3	Expenses. All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except (i) to the extent otherwise provided in this Agreement or by applicable law or (ii) to the extent the arbitrators in their discretion determine for any reason to allocate such fees and expenses among the Parties in a different manner. Any attorney or retired judge who serves as an arbitrator will be compensated at a rate equal to his or her current regular hourly billing rate unless otherwise mutually agreed upon by the Parties and the arbitrator.

22.4	Interlocutory Relief. Compliance with this Article 22 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Article 22 will prevent a Party from seeking interlocutory relief in the courts of appropriate jurisdiction provided in Article 21, pending the arbitrator’s determination of the merits of the controversy, if applicable to protect the Confidential Information, property or other rights of that Party. For such disputes, the Parties agree to and submit to the sole and exclusive jurisdiction of the New York courts, both state and federal.

23.	Assignment and Delegation

23.1	Assignment. This Agreement between the Parties shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may assign this Agreement in its entirety without the other Party’s consent, upon written notice to the other Party, as part of: (a) the sale of all or substantially all of the assets or the entire business to which this Agreement relates, or (b) a merger, consolidation, reorganization or other combination with or into another person or entity, in each case, pursuant to which the surviving entity or assignee assumes in writing the assigning or merging Party’s obligations hereunder. Any attempt to assign, or purported assignment of, this Agreement in contravention to this Section 23.1 shall be void ab initio and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

23.2	Delegation. Neither Party may delegate any performance under this Agreement; however, performance of the Services hereunder may be delegated or subcontracted by KBI Biopharma with the written consent of Client, which consent shall not be unreasonably withheld.

24.	Term and Termination

24.1	Term. The term of this Agreement (the “Term”) shall be from the Effective Date until the fifth anniversary thereof, unless extended or earlier terminated as provided herein. If the Services have not been completed at the end of the initial term, the Term will thereafter be extended for successive one year periods until the Services have been completed. Additionally, the Agreement may be terminated sooner as provided in Section 24.2 or 24.3, or the Term may be extended by written agreement of the Parties.

24.2	Termination without Breach. Client may terminate this Agreement or a Proposal prior to completion of the Proposal by providing sixty (60) days written notice to KBI Biopharma, subject to the conditions of this Section 24.2. Upon receipt of such notice of termination, KBI Biopharma will promptly scale down the affected portion of the Proposal and use reasonable commercial efforts to avoid (or minimize, where non-cancellable) additional expenses. It is understood between the Parties that KBI Biopharma will incur substantial costs for reservations of resources and planning in order to undertake the provision of Services. Therefore, in the event that this Agreement or a Proposal is terminated for any reason other than (i) by Client for KBI Biopharma’s material breach in accordance with Section 24.3 or (ii) by Client in accordance with Section 24.4, Client shall pay KBI Biopharma upon receipt of invoice all of its costs for Services performed and expenses incurred or irrevocably obligated related to the Proposal and wind down of activities, plus, as liquidated damages and not as a penalty, an amount equal to the greater of (a) twenty percent (20%) of the cost of the Services not yet performed as of the effective date of termination for any Proposal terminated under this Section 24.2; or (b) the amounts due pursuant to Section 6.3 for cancellation or postponement of any manufacturing runs scheduled within 180 days of the termination.

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24.3	Termination for Breach. In the event of a material breach of this Agreement by a Party that is not cured within thirty (30) days of written notice of such breach by the non-breaching Party, the non-breaching Party may terminate this Agreement or a Proposal immediately upon written notice. Upon such termination, KBI Biopharma will promptly scale down the affected portion of the Proposal and use its reasonable commercial efforts to avoid (or minimize, where non-cancellable) additional expenses. It is understood between the Parties that KBI Biopharma will incur substantial costs for reservations of resources and planning in order to undertake the provision of Services. Therefore, in the event of termination under this Section 24.3 by KBI Biopharma, Client shall pay KBI Biopharma upon receipt of invoice all of its costs incurred or irrevocably obligated related to the Proposal and wind down of activities, plus, as liquidated damages and not as a penalty, an amount equal to the greater of (a) fifty percent (50%) of the cost of the Services not yet performed as of the effective date of termination for any Proposal terminated under this Section 24.2; or (b) the amounts due pursuant to Section 6.3 for cancellation or postponement of any manufacturing runs scheduled within 180 days of the termination. . In the event of termination under this Section 24.3 by Client, Client’s sole remedy shall be a reduction in the total contract price for the Services in an amount equal to the difference between: (i) the total contract price for the Proposal; and, (ii) the price of the Services properly performed.

24.4	Bankruptcy. This Agreement may be terminated upon written notice by a Party in the event: (i) the other Party voluntarily enters into bankruptcy proceedings; (ii) the other Party makes an assignment for the benefit of creditors; (iii) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors or similar law analogous in purpose or effect, which petition is not stayed or dismissed within thirty (30) days of filing thereof; or (iv) the other Party enters into liquidation or dissolution proceedings or a receiver is appointed with respect to any assets of the other Party, which appointment is not vacated within one hundred and twenty (120) days.

24.5	Effects of Termination. Upon termination of this Agreement for any reason, each Party shall, as soon as practicable, but in any event within ten (10) business days of the effective date of termination, return to the other all Confidential Information which it possesses that belongs to the other Party, except that each may retain a copy in its law department for record keeping purposes. Upon termination of this Agreement, KBI Biopharma will furnish to Client a complete inventory of all work in progress and an inventory of all Product processed pursuant to the Proposal. Upon termination of this Agreement, neither Party shall use or exploit in any manner whatsoever any intellectual property rights or Confidential Information of the other Party, except as may be specifically provided in this Agreement. With respect to the liquidated damages set forth in Section 24.2 and Section 24.3, the Parties acknowledge and agree that (i) actual damages would be difficult or impracticable to ascertain, (ii) the amounts set forth in Section 24.2 or Section 24.3, as applicable, represent the Parties reasonable estimate of such damages, and (iii) the amounts set forth in this Section 24.2 or Section 24.3, as applicable, are not unreasonable under the circumstances existing at the time this Agreement was entered.

25.	Survival

Articles 4, 7, 8, 9, 13, 14, 18, 20, 21, 22, 25, 26, and Sections 6.4, 12.2.4, 16.2, 24.2, 24.3 and 24.5 hereof shall survive termination or expiration of this Agreement. Expiration or termination shall not extinguish the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement or payments due or earned under this Agreement.

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26.	Severability

In the event that any one or more of the provisions of this Agreement should be held for any reason by any court or authority having final jurisdiction over this Agreement, or over any of the Parties to this Agreement, to be invalid, illegal, or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the Parties, and if not reformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

27.	Waiver and Remedies

The delay or waiver (or single or partial exercise) by either Party hereto of any right, power, or privilege hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right, power, or privilege hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise. Any such waiver must be made in writing. Except as may otherwise be specifically set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or equity. No Party shall have any right of set off with respect to amounts it has an obligation to pay hereunder. No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a Party hereto.

28.	Entire Agreement, Amendment, Construction, Precedence

This Agreement, the Proposal(s), and any applicable Quality Agreement constitute the entire agreement between the Parties and supersede all prior and contemporaneous negotiations, representations, commitments, agreements and understandings between the Parties (whether written or oral) relating to the subject matter hereof. This Agreement may not be amended or modified without the mutual written consent of both Parties. In the event of any conflict among the components of this Agreement, the following order of precedence shall apply: (i) the terms and conditions of the Agreement, (ii) the Quality Agreement (if existing), and (iii) the Proposal. If Client chooses to issue a purchase order for the delivery of the Services or any component thereof, such purchase order should reference this Agreement and shall be issued solely for the convenience of Client and to provide subject matter description; however, any legal terms and conditions contained or referenced therein shall be of no effect.

29.	Counterparts

This Agreement, the Quality Agreement(s), the Proposal(s) and any other attachment may be executed in counterparts, each of which will be deemed an original but all of which together will constitute a single instrument. A facsimile or electronic transmission of the above referenced documents, or a counterpart, shall be legal and binding on the Parties.

[Signature Page Follows.]

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The Parties by their authorized representative execute this Agreement as of the Effective Date.

KBI BIOPHARMA, INC.		BRIACELL THERAPEUTICS CORPORATION

By:		By
Name:	Tim Melly	Name	William V. William
Title:	President	Title	PRESIDENT & CEO
Date	17 May 2017	Date	17 May 2017

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Attachment One: Proposal

19

Attachment Two: Quality Agreement

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CONFIDENTIAL

Proposal for the Generation of MCBs and WCBs for tumor cell lines, SV-BR-1 and SV-BR-1-GM

Prepared for:	William V. Williams, M.D.
President and CEO
BriaCell Therapeutics Corporation
Havertown, PA, USA
C: 302-290-9017

Prepared by:	KBI Biopharma, Inc.
P.O. Box 15579
1101 Hamlin Road
Durham, NC 27704

Proposal Number:	17.BCL.01

Version:	01

Issue Date:	March 3, 2017

This proposal is valid until thirty days from the issue date, after which budget estimates and timing are subject to revision. This proposal is provided for the sole use of BriaCell in assessing the merits of services offered by KBI Biopharma, Inc. The content of this document has been developed on a project-specific basis based on information provided by BriaCell. Budget and timelines are presented in the proposal, however, these are subject to terms and conditions to be agreed upon.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 2 of 17

Background & Summary

In its Request for Proposal, BriaCell has requested that KBI Biopharma, Inc. (KBI) provide a proposal for the generation of Master Cell Banks (MCBs) and Working Cell Banks (WCBs) of the tumor cell lines, SV-BR-1 and SV-BR-1-GM. In response, KBI is pleased to submit this proposal.

Version History

Revision Number	Description of Changes
00	Initial Version
01	Correction to total cost of MCBs

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 3 of 17

1.0	Scope Responsibilities

This section outlines responsibilities for KBI and BriaCell as they apply to the work scope.

1.1	Safety

1.1.1 BriaCell will provide all sample/material handling data for the materials associated with this project (if available). If materials have any special handling considerations, BriaCell will notify KBI prior to the initiation of the project.

1.1.2 KBI will review all safety handling data for the materials associated with this project. Should the materials have any special handling considerations KBI may apply a reasonable additional fee to cover actual costs of handling. It is expected that KBI will request specific viral and adventitious agents testing by a third party prior to initiating cell line cell culture in Process Development.

1.2	Methods/Documentation

1.2.1 BriaCell will provide all relevant project-related documentation to be used for this project.

1.2.2 KBI will review all relevant project-related documentation and methods received from BriaCell.

1.2.3 All documentation for developed or revised methods will be provided by KBI for review and approval by BriaCell prior to implementation.

1.2.4 All test methods and related documentation will be sent to a third party upon request of BriaCell.

1.2.5 Reviewed Data Summaries with raw data files will be posted to KBI/BriaCell data sharing site where applicable.

1.3	Sample/Materials

1.3.1 BriaCell will provide all non-standard samples/materials necessary to perform this project.

1.3.2 KBI will, on behalf of BriaCell (and at BriaCell’s expense), procure all necessary standard raw materials, reagents and disposables necessary to perform the project, and invoice BriaCell for such supplies as pass through expense. KBI will, as necessary, log in all samples/materials according to current Standard Operating Procedures. The sample/material lot numbers will be recorded in the laboratory notebooks or standardized data sheets at the time of use.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 4 of 17

2.0	Scope of Work

Cryopreserved vials of both SV-BR-1 and SV-BR-1-GM will be sourced from their respective tissue banks held at the American Tissue Culture Collection (ATCC). Due to the limited availability of these cell lines from ATCC, KBI proposes to generate a small number of vials (approximately 50) of each cell line as Research Cell Banks (RCBs). KBI will confirm comparability of the RCBs to source material from the ATCC as defined by the secretion of GM-CSF from SV-BR-1-GM, and the submission of sample vials from the RCBs for identity and purity testing for Her2/Neu and ER/PgR at a laboratory selected by BriaCell.

KBI will perform two (2) development quarter-scale MCB runs from each RCB in KBI’s Process Development (PD) laboratory to enable process evaluation, including yield during cell line expansion, and critical process attributes. Draft Master Batch Records (MBRs) and Analytical Test Methods (ATMs) will be written prior to initiating one (1) engineering run for each cell line at full-scale, achieved by process scale out from methods generated in development.

Successful completion of engineering runs will trigger tech-transfer to the Manufacturing facility. After Quality Assurance review and approval of MBRs and ATMs, a single manufacturing run for each cell line will be initiated to generate MCBs for both SV-BR-1 and SV-BR-1-GM to meet Briacell’s requirements of 200 vials of SV-BR-1-GM, and 100 vials of SV-BR-1, each vial containing approximately 1.5x107 viable cells.

Per discussions with BriaCell, KBI will not initiate the generation of WCBs until BriaCell is able to provide methods to KBI. This proposal does include estimates for WCB generation based upon current projected methods provided by BriaCell. Table 1 describes the timing for the generation of both MCBs and WBCs for each tumor cell line.

2.1	Generation of a small Research Cell Bank (RCB) for both SV-BR-1 and SV-BR-1-GM

2.1.1 Objective

The availability of cellular material for MCB generation from the ATCC tissue bank is insufficient to allow robust methods development, and the generation of MCBs at the proposed scale in manufacturing. Therefore, KBI will initiate a culture protocol to facilitate methods development, and act as the source material for final MCB manufacturing.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 5 of 17

2.1.2 Activities

●	KBI will initiate one (1) Pre-Development run from one (1) vial each of SV-BR-1-GM and SV-BR-1, sourced from the appropriate ATCC tissue bank.

●	Cell lines will be cultured per guidance provided in BriaCell’s current Chemistry, Manufacturing and Controls (CMC) per IND BB-IND 10312 Serial 0051.

●	Trypsin-LE SELECT will be used for all cell passage methods as cultures approach confluency.

●	KBI will cryopreserve all cell preparations in Cryostor 10 (Bio-life) in appropriately labelled 1.8mL screw-top cryovials.

●	Table 1 lays out the proposed culture methods, time in culture, culture vessel configuration and expected yields on completion of each run.

Table 1	Initiation	Day 0	Day 14	Day 20	Day 26	Day 32	Day 32
Culture Vessel	Thaw 1 vial of ATCC-MCB, recovery of 5x106/vial	6 well plate (n=1)	T-75 Flask (n=3)	T-225 Flask (n=3)	1X Cell Stack (n=2)	10X Cell Stack (n=1)	Harvest and cryo RCB at 1.5x107/mL in 1.8mL vials (n=50)
Seed/Vessel (x106)		0.5/well	2	6	20	160
Harvest/Vessel (x106)		1/well	8	20	80	800
Harvest Total (x106)		6	24	60	160	800

●	BriaCell will be made aware of any troubleshooting needed for methods in this section. Should any method need additional development, BriaCell and KBI will agree upon this scope in a change order.

2.1.3 Assumptions

●	There is limited availability of both SV-BR-1 and SV-BR-1-GM from tissue banks held at the ATCC. This proposal assumes that sufficient cells of sufficient quality can be recovered post-thaw to initiate cell cultures.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 6 of 17

2.1.4 Deliverables

●	RCB for SV-BR-1-GM and SV-BR-1 (approximately 50 vials per RCB).

●	Excel Data Summary and Technical Report, ATMs for cell count and viability for each RCB detailed in this section.

2.2	GM-CSF Secretion Bioassay Qualification

2.2.1 Objective

A systematic approach will be taken for bioassay qualification using design of experiments (DoE) to determine critical assay parameters and assess assay accuracy, precision, linearity, and robustness.

2.2.2 Activities

●	The Millipore MILLIPLEX® Human GM-CSF 96-well Plate Assay will be used for the quantification of GM-CSF in cell culture supernatants per the manufacturer’s specifications. Secreted cytokine will be detected on the Luminex Magpix platform.

●	During development we will identify the assay parameters which are critical for successful assay performance. From this, we will establish levels for each parameter that will ultimately corresponded to ranges in the Analytical Test Method (ATM).

●	For assay qualification using a reference standard, recombinant human GM-CSF will be titred into cell culture supernatant obtained from both SV-BR-1 and SV-BR-1-GM cell lines cryopreserved as RCBs to serve as the test matrix. For the reference matrix, recombinant human GM-CSF will be titred into the assay diluent provided in the assay kit.

●	For assay qualification using a test sample, we will use the SV-BR- 1-GM cell culture supernatant obtained from cell lines cryopreserved from Pre-Development runs. Supernatants will be titred into the assay at 200%, 150%, 100%, 75%, 50%, 25% to test titrability.

●	Each experimental assay will contain reference standard curves diluted in reference or test matrix as well as test samples over a range of six concentrations. Each sample will be replicated 3 times on a single plate and each assay plate will be independently run on 3 independent days.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 7 of 17

●	Analysis of these assays will provide measurements of accuracy, precision, and linearity. Our previous experience and published literature suggest that variance should not exceed 15% for intra- assay and 25% for inter-assay.

●	We will use the fit for five parameter curve fitting method (log scale) to determine the fit using fitted curves for both reference and test materials.

●	Data will be expressed as mean ± standard deviation and a comparison of means will use an unpaired T-test. The threshold for a significant difference is p<0.05.

●	BriaCell will be made aware of any troubleshooting needed for methods in this section. Should any method need additional development, BriaCell and KBI will agree upon this scope in a change order.

2.2.3 Assumptions

●	This proposal assumes that the cell line culture media will not interfere significantly with the assay performance. In the event that significant interference is noted, further assay development may be required.

2.2.4 Deliverables

●	Excel Data Summary and Technical Report, plus finalized ATM records will be shared with BriaCell.

2.3	RCB comparability to ATCC source material

2.3.1 Objective

Having generated RCBs for both SV-BR-1 and SV-BR-1-GM, comparability studies will be conducted against the ATCC source material to confirm GM- CSF secretion, viability, identity and purity.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 8 of 17

2.3.2 Activities

●	A sample vial of each cell line will be thawed from both the ATCC archive, and the respective RCB. GM-CSF secretion for each cell line will be monitored employing methods outlined in Table 2 using a qualified Miltenyi Milliplex bead-based assay for GM-CSF.

Table 2	Initiation	Day 0	Day 2	Day 3	Day 4	Day 5	Day 6/7
Culture Vessel	Thaw 1 vial each of ATCC-MCB and RCB for SV- BR-1-GM and SV-BR-1	6 well plate (n=1)	6 well plate (n=1)	6 well plate (n=1)	6 well plate (n=1)	6 well plate (n=1)	Perform Bead- based GM-CSF Secretion Measurement
Seed/Vessel (x106)		0.5/well	0.5/well	0.5/well	0.5/well	0.5/well
Procedure		Initiate 3 wells for cell count, 3 wells for GM-CSF measurement	Change Media	Harvest 3 wells for cell count, 3 wells for GM-CSF measurement	Harvest 3 wells for cell count, 3 wells for GM-CSF measurement	Harvest 3 wells for cell count, 3 wells for GM-CSF measurement

●	Sample vials from the two RCBs will be provided to BriaCell for identity (Her2/Neu positive by IHC) and purity (ER/PgR negative by IHC) testing at a reference laboratory of their choice. BriaCell is responsible for fees associated with this analysis.

●	Sample vials from each RCB will be submitted for specific viral and adventitious agents testing to a third party (with pass through cost to BriaCell) to confirm the pathogen-free status of the cell lines.

2.3.3 Assumptions

●	The specification for positive GM-CSF activity is the secretion of ≥ 10ng of cytokine per 1x106 cells. In the event that the RCB for SV- BR-1-GM fails to meet this specification, further characterization of both the ATCC material, and associated RCB may be required, which will be reviewed with BriaCell prior to any modification in scope via change order.

●	Should cell lines fail purity, identity or pathogen-screening tests, BriaCell will be notified, and data reviewed prior to the initiation of a change order.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 9 of 17

2.3.4 Deliverables

●	Excel Data Summary, Technical Report, plus ATM reports for GM- CSF secretion studies.

2.4	MCB Process Development

2.4.1 Objective

Having successfully established RCBs for both SV-BR-1 and SV-BR-1-GM, KBI will initiate process development studies to describe a preferred manufacturing method that would be scalable to meet the Proposal’s specifications in regard to the content and size of the respective manufactured MCBs. BriaCell has reported that propagation of these cell lines from recently cryopreserved lots generally results in more rapid expansion of those cells post-thaw. The use of the newly generated RCBs offers the opportunity to develop a shorter, more efficient cell expansion culture process than originally proposed per BriaCell’s CMC.

2.4.2 Activities

●	KBI will perform four (4) development runs, two (2) per cell line. Based upon the growth characteristics per BriaCell’s previous experience, and the estimated size of the tumor cells themselves, KBI proposes to execute the following method listed in Table 3. The method predicts the recovery of ~8x108 tumor cells on day 21 of culture. This represents a one-quarter scale in terms of the numbers of cells required to generate a MCB consisting of 200 vials containing ~1.5x107 cells per vial.

Table 3	Initiation	Day 0	Day 6	Day 12	Day 21
Culture Vessel	Thaw 1 vial of RCB, recovery of 12x106/vial	T-225 Flask (n=2)	1X Cell Stack (n=2)	10X Cell Stack (n=1)	Harvest and cryo at 1.5x107/mL in 1.8mL vials (n=50)
Seed/Vessel (x106)		6	20	160
Harvest/Vessel (x106)		25	80	800
Harvest Total (x106)		50	160	800

●	KBI will monitor the secretion of GM-CSF in media 72hrs after each passage step to determine if the secretion of GM-CSF can be used as an in-process quality attribute to chart the progress of SV-BR-1- GM through the protocol.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 10 of 17

2.4.3 Assumptions

●	KBI has prospectively designed the expansion protocol in this section of the proposal, and may modify this protocol before initiation, based on experience from generating the RCBs

2.4.4 Deliverables

●	Excel Data Summary and Technical Report, plus ATM reports (cell counts, viability, GM-CSF secretion) for each Development run detailed in this section.

2.5	MCB Engineering runs

2.5.1 Objectives

A full-scale engineering run for each cell line will be initiated on successful completion of a quarter-scale development protocol (section 2.3). The process will take the form of a ‘scale-out’, whereby cells will be cultured in multiple parallel culture vessels, as opposed to a ‘scale-up’ approach, where changes in culture vessel configuration would be required. Scale-out represents a lower risk of a negative outcome compared to ‘scale-up’.

2.5.2 Activities

●	Draft Master Batch Records (MBRs) will be prepared in advance of executing engineering runs, based upon methods utilized and documented in section 2.3.

●	Table 4 lists the proposed procedure, and expected yields at each point of passage, and the final yield of product targeted by the protocol.

●	The procedure will be executed on both SV-BR-1 and SV-BR-1-GM.

●	Cryopreserved products from engineering runs will be thawed and subjected to quantification of GM-CSF secretion as described in section 2.2.2. The specification calls for the thawed product to exhibit a post thaw viability ≥ 70%, with ≥ 10ng GM-CSF per ~1x106 SV-BR-1-GM.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 11 of 17

Table 4	Initiation	Day 0	Day 6	Day 12	Day 21
Culture Vessel	Thaw 4 vials of PD-MCB, recovery of 12x106/vial	T-225 Flask (n=8)	1X Cell Stack (n=8)	10X Cell Stack (n=4)	Harvest and cryo at 1.5x107/mL in 1.8mL vials (n=200)
Seed/Vessel (x106)		6	20	160
Harvest/Vessel (x106)		25	80	800
Harvest Total (x106)		150	640	3200

2.5.3 Assumptions

●	Successful completion of the objective in section 2.3 should de-risk the ‘scale-out’ procedure for engineering runs. Should the engineering runs fail to meet specifications in terms of cellular yield or quality, further methods development may be required, BriaCell and KBI will agree upon this scope in a change order.

2.5.4 Deliverables

●	KBI will provide completed MBRs, and any associated deviations for BriaCell review, in addition to a Technical Report containing a full description and outcomes for the two engineering runs.

●	KBI QA approved MBRs and ATMs will be provided to BriaCell for review and signoff prior to initiating formal manufacturing of each MCB.

2.6	Generation of final MCBs for SV-BR-1 and SV-BR-1-GM

2.6.1 Activities

●	One manufacturing run will be performed with each cell line per QA approved MBRs, subsequent to successful engineering runs, in KBI’s cellular therapy manufacturing core.

2.6.2 Assumptions

●	Every effort will be made to ensure the success of the final manufacture of each MCB. Should a cell bank not meet the intended specifications, a second manufacturing run may be contemplated after consultation with BriaCell, and a change in scope agreed by change order.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 12 of 17

2.6.3 Deliverables

●	KBI will provide MCBs for SV-BR-1 and SV-BR-1-GM at the proposed scale (100 vials for SV-BR-1, and 200 vials for SV-BR-GM) at ~1.5x107 cells per vial. The cell banks will be thawed and evaluated for viability (>70%), cell count per vial (target of ≤ 1.0x107 viable cells) and potency as defined by GM-CSF secretion (≥ 10ng per 1.0x106 cells per 24 hours). Final products will be confirmed as sterile (aerobic and anaerobic by 7-day Bac-T 3D Alert), and free of endotoxin (< 5 EU/ml) and mycoplasma negative (PCR).

2.7	Optional scope of work for the derivation of WCBs for SV-BR-1 and SV-BR-1-GM

2.7.1 Objective

To generate WCBs for both cell lines, based on a period of limited cell culture of MCB cells, followed by harvest, attenuation by irradiation and cryopreservation.

At this time, no methods development at KBI is envisaged. On transfer of methods from BriaCell, KBI would initiate development, engineering, and final manufacturing of each WCB.

2.7.2 Activities

●	Based on the projected growth characteristics of cells during MCB generation, KBI would estimate the need to initiate the SV-BR-1-GM cell line in sixteen T225 culture vessels, followed by 21 days of cell culture terminating in twelve, 10-layer cell stacks to meet the necessary yield of cells to form the proposed WCB for SV-BR-1-GM.

●	KBI could initiate, with BriaCell’s approval, a development program for WCBs using cells derived from Process Development and/or Engineering runs for the MCBs, thereby reducing time to completion of the manufactured WCBs. Alternatively, development at KBI could be delayed until completion of manufacturing of MCBs.

●	The final manufactured WCBs would only be generated from the qualified MCB for each cell bank.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 13 of 17

2.7.3 Assumptions

●	BriaCell will provide a preferred method for the generation of WBCs, which would require only tech-transfer of protocols to KBI.

●	An assumption is made that the production of GM-CSF from irradiated, frozen and thawed cells would be equivalent to cells maintained in culture to form WCBs per BriaCell’s CMC. It is possible that GM-CSF secretion immediately post-thaw of an attenuated WBC is reduced, which could impact the potency of the cellular product. Further process development may be required to optimize the bio- activity of the attenuated and cryopreserved WBC.

2.7.4 Deliverables

●	KBI will provide BriaCell the WCBs per the requested proposal, in addition to all supporting documentation. The optional cell banks would consist of approximately 400 vials of SR-V-BR-1-GM at approximately 2.4x107 cells per 1.2ml. SR-BR-1 in two vialing configurations: 100 vials at approximately 2x106 per 0.1mL and 50 vials at approximately 2x107 per mL.

KBI has included in this proposal draft timelines and projected costs for the development of WCBs, subject to change based on a future fully developed scope of work, should BriaCell wish to explore this optional program further.

3.0	Program Management

3.1.1 Objective

●	Provide overall management of the project according to scope and contractual terms. Develop & maintain excellent communications and collaborative relationship with BriaCell.

3.1.2 Activities

●	KBI values collaborative and open relationships with its customers. KBI will appoint a Study Director from within the project team who will be responsible for project performance, deliverables, and regular customer communications. The Study Director will be BriaCell’s primary technical point-of-contact within KBI. Teleconferences will be scheduled once per week and meetings will be held at KBI as appropriate.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 14 of 17

4.0 Estimated Timelines

KBI estimates the duration of each individual defined project activity as detailed in Table 5 below. Duration includes report writing.

Table 5: Duration of Activities

Master Cell Bank Process	Location	Time
Generation of RCBs	PD Lab	8 weeks - Inclusive
GM-CSF Assay Qualification	PD Lab
Process Development (1/4 scale)	PD Lab	5 weeks
Engineering Runs (full scale)	PD Lab	5 weeks
Final Product Manufacture - SV-BR-1	MFG Suite	5 weeks - Inclusive
Final Product Manufacture – SV-BR-1-GM	MFG Suite

Working Cell Bank Process - OPTIONAL	Location	Time
Tech Transfer/Process Development	PD Lab	5 weeks
Engineering Runs	PD Lab	5 weeks
Final Product Manufacture - SV-BR-1	MFG Suite	5 weeks - Inclusive
Final Product Manufacture – SV-BR-1-GM	MFG Suite

5.0 Price and Budget Estimates

Table 6: Estimated Prices for Process Development and MCB manufacturing

Master Cell Bank Process	Service Cost
Generation of RCBs	$44,000
GM-CSF Assay Qualification	$17,500
Process Development (1/4 scale)	$9,000
Engineering Runs (full scale)	$31,000
Final Product Manufacture - SV-BR-1	$75,000
Final Product Manufacture – SV-BR-1-GM	$75,000
Total	$251,500

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 15 of 17

Table 7: Estimated Prices for Process Development and WCB manufacturing

Working Cell Bank Process - OPTIONAL	Service Cost
Tech Transfer/Process Development	$9,000
Engineering Runs	$62,000
Final Product Manufacture - SV-BR-1	$50,000
Final Product Manufacture – SV-BR-1-GM	$100,000
Total	$221,000

6.0	Additional Fees and Pricing

6.1	Additional Fees

Expenses incurred by KBI to procure materials and laboratory supplies for the execution of the project will be invoiced to BriaCell. Direct expenses are estimated to be approximately 15% of the service fee total.

6.2	Revisions to Pricing

KBI reserves the right to revise quoted costs for any project as a result of changes in initial scope, revisions in protocols, modifications of test methods, final review of test methods, undocumented requirements, or any unforeseen difficulty in executing the project. The additional work will be performed based on written agreement from BriaCell and will be documented on a KBI Change Order.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 16 of 17

7.0	Invoicing and Payment Terms

7.1	Invoicing

An initial payment equal to thirty percent (30%) of the project cost will be due immediately upon signing of the contract. The remainder of the contract will be billed by KBI in semi-monthly invoices based upon a billing schedule derived from the project timeline

7.2	Payment Terms

Payments toward invoices are due within thirty (30) days of receipt of invoice, except for initial payments, which are due upon receipt of invoice. If paid by wire transfer, any applicable wire transfer fee must be included in the payment issued to KBI.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

KBI 17.BCL.01	CONFIDENTIAL	Page 17 of 17

8.0 Project Approval and Authorization

By signing below, Briacell agrees to the project details as set forth in this proposal and to negotiate in good faith a definitive Services Agreement that will include a mutually designed detailed scope-of-work and customary terms and conditions.

P.O. Box 15579 ●1101 Hamlin Road ● Durham, NC 27704 Phone: (919) 479-9898 ●
Fax: (919) 620-7786 ● www.kbibiopharma.com

QUALITY AGREEMENT

Effective Date: 04 May 2017

BriaCell Therapeutics Corporation

820 Heinz Ave.

Berkeley, CA 94710

And

KBI Biopharma, Inc.

1.	Purpose		3
2.	Scope		3
3.	Definitions		3
	3.1.	Deviation Classification	3
	3.2.	Disposition	3
	3.3.	For Cause Visit	3
	3.4.	Major Change	4
	3.5.	Product	4
	3.6.	Quality and Program Contacts	4
	3.7.	Technology Transfer Package	4
4.	Quality Program		4
	4.1.	Management Responsibilities	5
	4.2.	Conflict Resolution	5
	4.3.	Regulatory	5
	4.4.	Manufacturing Process Transfer	5
	4.5.	Analytical Method Transfer	5
	4.6.	Manufacturing, Batch Disposition, Storage and Shipment.	6
	4.7.	Stability Testing	6
	4.8.	Documentation	7
	4.8.1.	Specifications and Test Methods	7
	4.8.2.	Data Access	7
	4.8.3.	Record Retention	7
	4.9.	Materials Used in Manufacturing	7
	4.9.1.	Sourcing and Testing	7
	4.9.2.	Transmissible Spongiform Encephalopathy (TSE) Compliance	8
	4.9.3.	Donor Eligibility Requirements	8
	4.10.	Major Change Control	8
	4.11.	Temporary Changes (Planned Deviations)	9
	4.12.	Changes in Personnel supporting the cGMP Manufacturing or Testing	9
	4.13.	Deviation Control	9
	4.14.	Validation, Maintenance and Calibration	9
	4.15.	Audits	9
	4.15.1.	Client Audits	9
	4.15.2.	Supplier Audits	10
	4.15.3.	Regulatory Inspections	10
	4.16.	Complaints and Adverse Event Reporting	10
	4.17.	Periodic Review of Quality Agreement	10
5.	Key Responsibilities		11
6.	Revision History		13

1. Purpose

This Quality Agreement defines the roles, responsibilities, deliverables and reporting time requirements as it applies to the quality activities for BriaCell Therapeutics Corporation (“Client”) performed at KBI Biopharma, Inc. (KBI Biopharma).

2.Scope

This document applies to and is incorporated into the Agreement between KBI Biopharma and the Client dated 17 March 2017. This Quality Agreement shall cover any KBI Biopharma facility where Human Cell and Tissue Products (HCT/P) GMP services are being performed for the Client, as applicable.

3. Definitions

Any terms not defined in this Quality Agreement will be interpreted in accordance with the definitions provided in 21 CFR Parts 210 and 211, 21 CFR Part 1271 or other applicable regulatory requirements.

3.1. Deviation Classification

Critical: A deviation that affects a quality attribute, a critical process parameter, an equipment or instrument critical for process or control, of which the impact to patients (or personnel or environment) is highly probable, including life threatening situation. Client approval is required for Critical deviation reports.

Major: A deviation that affects a quality attribute, a critical process parameter, an equipment or instrument critical for process or control of which the impact to patients (or personnel/environment) is unlikely. Client approval is required for Major deviation reports.

Minor: A deviation that has low or no effect on any quality attribute, a critical process parameter, or an equipment or instrument critical for process or control. Client approval is not required for Minor deviation reports.

Planned Deviation: A planned departure from an approved procedure, test method, manufacturing record or protocol. The planned deviation is approved prior to implementation and has a defined expiry period beyond which it is no longer an approved departure. Client approval is required prior to executing Client-related planned deviations.

3.2. Disposition

Determination by KBI Biopharma Quality Assurance that a Product batch is either Approved, Conditionally Approved or Rejected. Approved batches have met all testing criteria and GMP manufacturing requirements for which KBI Biopharma is responsible. Conditionally Approved batches have met all testing requirements with the exception of pending final sterility results. Rejected batches have not met all testing criteria or GMP manufacturing requirements.

3.3. For Cause Visit

The term “For Cause Visit” is used to describe site visits where the Client may be following up on a reported adverse event in the field or a deviation impacting the quality of the Client’s drug product. The term “For Cause Visit” does not apply to business meetings, scope discussions, technical meetings or general quality discussions. The visit scope and maximum number of participants will be mutually agreed upon in advance.

3.4. Major Change

Any change that: (a) impacts the regulatory commitments and/or reporting requirements of the Client’s drug product; (b) requires re-qualification or re-validation of test methods, or reference standards; (c) results in changing or modifying the approved client specific drug product or material specifications; (d) requires re qualification of facility equipment or utilities; (e) results in changing or modifying the layout or structure of the facility and/or (f) results in changing or modifying the manufacturing process or equipment.

3.5. Product

May refer to drug substance or drug product as defined by the statement of work (the proposal).

3.6. Quality and Program Contacts

All communications concerning the scope of this Quality Agreement will be between the Quality Contacts, named in Attachment 1. The program management contacts and regulatory contacts for either Party are also listed in Attachment 1.

In the event of a change, temporary or otherwise, of either Party’s Quality Contact, the Party making the change will notify the other Party about the change in writing. Attachment 1 may be revised and approved independently from the main portion of this Quality Agreement.

3.7. Technology Transfer Package

A set of documents supporting technical transfer of a manufacturing process or analytical methods. Key documentation included in the package includes the manufacturing process development and qualification/validation reports (as applicable), process flow diagram, manufacturing batch records, test method development reports, test method qualification/validation reports (as applicable) and analytical test procedures for the manufacturing process and test methods to be transferred.

4. Quality Program

The quality program at KBI Biopharma provides:

●	An organization with a focus on building quality into the product, using balanced risk management in quality decisions and meeting of company business objectives.
●	An understanding of executive management’s responsibility to ensure that the commitment for quality is understood, implemented and maintained at all levels of operations.
●	Periodic management review of the suitability and effectiveness of the quality program.

4.1. Management Responsibilities

KBI Biopharma will operate a facility compliant with applicable cGMP regulations with regard to HCT/P manufacture, Quality Control testing and product stability testing.

The Client is responsible for ensuring that the manufacturing records, test procedures and specifications employed at KBI Biopharma appropriately reflect the requirements submitted to applicable regulatory authorities. KBI Biopharma is responsible for ensuring compliance to the manufacturing records, test procedures and specifications for Client Product.

4.2. Conflict Resolution

Any disputes or conflicts relating to this Quality Agreement will be resolved by the Quality Contacts in a timely manner and in compliance with all applicable quality and regulatory requirements. Such resolutions will be documented and signed by the Quality Contacts of each company. In the event the issue cannot be resolved at the Contact level, the senior corporate quality officials from each Party will be responsible for resolution. In the event of any conflict between the Agreement (MSA) and the Quality Agreement, with respect to matters of product quality or GMP compliance, the Quality Agreement will govern.

4.3. Regulatory

All updates to regulatory applications related to product intermediates and drug product manufacturing and testing are the responsibility of the Client. KBI Biopharma will provide the Client all necessary information that it possesses, pertinent to manufacturing, testing and facility information.

The Client will fulfill all reporting requirements to the respective regulatory agency or agencies with regard to the Client registration documentation. KBI Biopharma will fulfill all reporting requirements with regard to manufacturing, testing and site registration that may be required to support the Client related activities.

4.4. Manufacturing Process Transfer

Manufacturing processes will be developed by KBI Biopharma or transferred from the Client site using mutually agreed upon protocols. The Client will be responsible for training KBI Biopharma personnel to perform the manufacturing processes that are transferred to KBI Biopharma. KBI Biopharma will be responsible for generating process development reports for any manufacturing process developed by KBI Biopharma and manufacturing records for any product to be manufactured by KBI Biopharma. The Client and KBI Biopharma will jointly review and approve the master manufacturing records prior to implementation of GMP manufacturing.

KBI Biopharma will be responsible for any subsequent process transfers to other manufacturing sites identified by the Client.

4.5. Analytical Method Transfer

Analytical test methods will be developed by KBI Biopharma or transferred from the Client site using mutually agreed upon protocols. The Client will be responsible for training KBI Biopharma personnel to use product assays or product specific test methods that are transferred to KBI Biopharma. KBI Biopharma will be responsible for generating protocols to confirm method equivalency, validating or qualifying the test methods and providing a final report for method transfer to the Client. The Client and KBI Biopharma will jointly review and approve the validation or qualification protocol, final report and test methods prior to implementation of routine testing.

KBI Biopharma will be responsible for any subsequent analytical method transfers to other sites identified by the Client.

4.6. Manufacturing, Batch Disposition, Storage and Shipment

KBI Biopharma will manufacture, package, label and perform release testing of the Client’s Product per Client approved and/or established manufacturing records, test methods and product specifications as detailed in regulatory submissions.

All in-process Product labeling will be performed per KBI Biopharma procedure. Final Product label content will be approved by the Client. KBI Biopharma will be responsible for providing analytical reference standards for testing and for proper maintenance of the inventory of reference standards in its possession.

KBI Biopharma Quality will conduct a review of the manufacturing batch records, in process and release test results and any associated deviations and calibration documentation to disposition the batch. The disposition documentation provided to the Client will include a Certificate of Conformance, an approved Certificate of Analysis, copies of batch records and copies of deviation reports.

All questions or comments on the batch disposition documentation should be forwarded to KBI Biopharma QA within ten (10) business days after receipt. KBI Biopharma will reply to these comments within ten (10) business days of receipt.

The Product will be available for shipment once it is fully dispositioned by KBI Biopharma. Disposition status may be Approved, Conditionally Approved or Rejected based on product type and/or clinical administration requirements as agreed by the Client. KBI agrees to provide Product chain of custody that details Product accountability through final product receipt at Clients storage location.

KBI Biopharma will store Client Product at agreed storage conditions, and will maintain temperature and humidity logs (as applicable) of the storage environment for the duration of the storage period. QA reserve samples (Product retains) will be stored for two (2) years. Client Product will be shipped to alternate storage, manufacturing or clinical locations using agreed shippers, shipping containers and shipping conditions.

4.7. Stability Testing

If applicable, KBI Biopharma will perform stability testing of the Client’s drug product per established method/procedure and review against defined specifications as detailed in regulatory submissions.

KBI Biopharma will be responsible for providing analytical reference standards for testing and for proper maintenance of the inventory of reference standards in its possession.

KBI Biopharma and the Client will mutually approve the KBI Biopharma protocols generated for the stability study testing to be performed. The Client will be responsible for determining, amending and reporting expiration dates for all reference standards and Product.

KBI Biopharma will provide a final stability test result at each time point in the form of a summary report to the Client Quality Contact after KBI quality review is complete.

The Client QA will conduct a review of this documentation within ten (10) business days after receipt. If any issues are identified during review, these will be communicated to KBI Biopharma in writing. KBI Biopharma will reply to these comments within ten (10) business days of receipt.

4.8. Documentation

4.8.1. Specifications and Test Methods

Product specifications will be consistent with the requirements set forth in regulatory filings (where applicable). Where no written test method is provided by the Client (such as compendia methods), current KBI Biopharma methods or current compendia methods will be used. Mutually approved Client specifications and methods will be provided to KBI Biopharma thirty (30) days prior to implementation of cGMP manufacturing or testing.

4.8.2. Data Access

Original (raw) Product data generated in KBI Biopharma laboratories will be stored and retained at KBI Biopharma in accordance with cGMPs and internal KBI Biopharma guidelines. The Client is to provide five (5) business days advance notice for access to reviewed and approved data.

4.8.3. Record Retention

KBI Biopharma will retain all manufacturing records, completed testing documentation and manufacturing related documentation according to KBI Biopharma’s record retention standard operating procedure. These documents will be readily accessible for review and inspection by the Client and/or regulatory authorities if requested. At the end of the document retention period, KBI Biopharma will notify the Client and either provide these records to the Client or obtain written permission to destroy any documents that were stored beyond the required retention period. Client will provide a response within 30 calendar days of notification receipt.

4.9. Materials Used in Manufacturing

4.9.1. Sourcing and Testing

Unless otherwise agreed by the parties, KBI Biopharma will source (select and procure) all raw materials and components used in GMP manufacturing. The KBI Biopharma vendor quality program requirements, which include material qualification as applicable, will apply to all materials sourced by KBI Biopharma. Material specifications will be in accordance with requirements set forth in regulatory filings and as set forth in the Client provided documents.

In the event the Client sources a custom made raw material, the Client will be responsible for releasing the material for manufacturing use and for monitoring supplier quality.

4.9.2. Transmissible Spongiform Encephalopathy (TSE) Compliance

Where KBI Biopharma is responsible for selecting raw materials and components: (a) KBI Biopharma will source such materials from non-animal derived sources whenever possible; and (b) if animal derived materials are necessary, KBI Biopharma will comply with applicable regulations regarding TSE compliance.

4.9.3. Donor Eligibility Requirements

The Client agrees to provide KBI Biopharma with donor eligibility records to establish donor acceptance prior to any donor material processing at KBI Biopharma. All donors must be screened as required by 21 CFR 1271.50 and HCT/P records forwarded to KBI Biopharma as per 21 CFR Part 1271.55

Note: Human cell lines established from human tissue prior to 2005 will be exempt from 21 CFR 1271 donor screening requirements. For these materials, KBI Biopharma will require defined human pathogen and adventitious agents testing.

4.10. Major Change Control

Major Changes initiated by KBI Biopharma will be communicated to the Client in writing, using the KBI Biopharma Change Control process. The Client will review Major Changes prior to implementation for conformance to registration commitments and advise KBI Biopharma on any actions to take in order to assure compliance.

Major Changes initiated by the Client will be communicated to KBI Biopharma in writing using the Client’s process for change control. KBI Biopharma will review the Major Change prior to implementation and advise the Client on any actions that must be taken to assure conformance to KBI Biopharma standards.

For Major Changes requiring approval by KBI Biopharma and the Client, both Parties will be responsible for supplying written responses as soon as reasonably possible but in no event more than ten (10) business days from receipt of the request.

Changes Requiring Approval by KBI Biopharma and Notification of the Client:

●	Change in the layout or structure of the manufacturing facility, equipment or utilities impacting the Client
●	Changes to compendia test methods and specifications

Changes Requiring Pre-Approval of KBI Biopharma and the Client:

●	Changes to the manufacturing records for Client’s Product
●	Changes to a validated manufacturing process
●	Changes that require revalidation or requalification of the Client’s product specific release or stability test methods.
●	Changes to release or stability testing specifications for the Client Product
●	Change of manufacturing site for Client’s Product or testing site for the Client’s product specific release or stability test methods
●	Changes to materials used in manufacturing (specifications, testing, suppliers or TSE status)

4.11. Temporary Changes (Planned Deviations)

If a temporary change from the Client’s approved manufacturing record or test method is required, it will be handled as a Planned Deviation per KBI Biopharma procedure. The Planned Deviation will be approved by the Client prior to implementation.

4.12. Changes in Personnel supporting the cGMP Manufacturing or Testing

The Client will be notified of changes in key personnel (Director-level and above) that support the cGMP manufacturing and testing referenced in the Scope of this Quality Agreement.

4.13. Deviation Control

KBI Biopharma will notify the Client of any out of specification (OOS) results or other Critical/Major Deviation(s) within one (1) business day of confirming an OOS or identifying a Critical/Major deviation.

OOS results will be investigated using the KBI Biopharma Laboratory Investigation Procedure, and if any retesting is conducted, the re-test plan must be approved by KBI Biopharma quality and the Client Quality Contact. For assays where there is a limited storage hold time for the Quality Control sample, the Client will provide timely (same business day may be required) approval on the retest plan.

Critical and Major Deviations will be investigated for root cause, product/process impact and fully documented by KBI Biopharma, targeting thirty (30) days after the date of discovery for completion. Investigations will include appropriate justification, scientific rationale and supporting data. The Client will review the completed Deviation report and communicate to KBI Biopharma the result of its review, within five (5) business days.

Copies of all batch related deviation reports will be provided to the Client as part of the batch disposition documentation.

4.14. Validation, Maintenance and Calibration

KBI Biopharma will be responsible for initial qualification, validation and ongoing re validation, as needed, of its facilities, utilities, computer systems, manufacturing and laboratory equipment.

KBI Biopharma will ensure that equipment used in the manufacture and testing of the Client’s drug product are routinely calibrated and maintained in a good state of repair.

4.15. Audits

4.15.1. Client Audits

The Client may audit KBI Biopharma premises once annually upon reasonable advance notice, using no more than two (2) auditors for a maximum of two (2) days for reasons of determining compliance with the terms of the Quality Agreement and general compliance with the requirements of the applicable internal procedures and regulatory requirements.

The Client has the right to For Cause Visits with respect to particular functions or areas. KBI Biopharma will schedule and host For Cause Visits within ten (10) days of KBI Biopharma’s receipt of the Client’s request. If a For Cause Visit is the result of a reported adverse event, KBI Biopharma will schedule and host the For Cause Visit within forty-eight (48) hours of KBI Biopharma’s receipt of Client’s request.

4.15.2. Supplier Audits

The auditing of material suppliers will be the responsibility of the Party sourcing the item(s).

4.15.3. Regulatory Inspections

KBI Biopharma will notify the Client, within twenty-four (24) hours, of any unannounced inspections or actions by regulatory agencies or other enforcement bodies that could potentially impact the Client’s Product. KBI Biopharma will provide the Client with the results of all such regulatory audits, as they apply to the Client Product, within ten (10) working days of the audit close out meeting. KBI Biopharma will provide pre-approval inspection and new product approval support.

4.16. Complaints and Adverse Event Reporting

KBI Biopharma will promptly notify the Client of any information coming into its possession concerning the quality of previously released Client Product. Any determinations on whether a regulatory notification is necessary and the resulting communication with the regulatory authorities will be the responsibility of the Client Quality Contact.

Client to notify KBI Biopharma within one (1) business day of any complaints or regulatory findings where the Client determines that the complaint or regulatory finding relates to or impacts Product manufactured by KBI Biopharma. KBI Biopharma will provide the requested assessments within agreed upon timeframe to meet regulatory reporting requirements.

4.17. Periodic Review of Quality Agreement

KBI Biopharma will initiate a periodic review of the quality agreement 3 years from the date of last approval signature. If the Client project is no longer active at that time, then no review of the quality agreement will be performed.

5. Key Responsibilities

Description	KBI	Client
General
Operate a cGMP compliant facility with respect to HCT/P manufacture and testing	X
Ensure KBl’s manufacturing records, test methods and specifications reflect requirements submitted to regulatory authorities		X
Comply with Client’s manufacturing records test methods and Product specifications	X
Retain manufacturing records, testing data and documentation related to manufacturing according to KBI Biopharma’s record retention standard operating procedure	X
Notify other party of major changes and approve major changes, as applicable	X	X
Notify other party of changes in key personnel (Director-level and above) that support cGMP manufacturing and testing	X
Manage periodic review of Quality Agreement	X
Validate, calibrate and maintain utilities, manufacturing equipment and testing equipment, as required	X
Technology Transfer and Validation
Arrange training of KBI staff for any processes or test methods directly transferred to KBI		X
Provide training to external staff for any processes or test methods that are transferred to other manufacturing sites	X
Approve process and test method transfer protocols and reports	X	X
Approve process validation and test method validation protocols and reports	X	X
Manufacturing, Testing, Storage and Shipment
Approve master manufacturing records	X	X
Approve non-compendial test methods	X	X
Approve KBI Product Specification	X	X
Provide analytical reference standards to support testing	X
Maintain inventory of reference standards under appropriate storage conditions	X
Monitor supplier quality, perform qualification and release testing, as required, and release raw materials for any self-sourced raw materials.	X	X
Comply with applicable regulations on minimizing risk for TSE when sourcing raw materials	X	X

Provide donor eligibility records to establish donor acceptance prior to any donor material processing at KBI. All donors must be screened as required by 21 CFR 1271.50 and HCT/P records forwarded to KBI as per 21 CFR Part 1271.55

Note: Human cell lines established from human tissue prior to 2005 will be exempt from 21 CFR 1271 donor screening requirements. For these materials, provide results of human pathogen and adventitious agents testing.

X
Manufacture Product in accordance with cGMP requirements following Client’s approved manufacturing records	X

Description	KBI	Client
Perform in-process testing as specified in approved manufacturing records and release testing as defined in KBl’s product Specification	X
Review executed manufacturing records	X	X
Review in-process and release testing data	X	X
Provide final disposition of Product batch	X
Store Product under appropriate conditions until it is shipped.	X
Maintain QA reserve samples from each batch of Product under appropriate storaqe conditions	X
Prepare drug product for shipment using agreed upon shipping containers and shipping conditions	X
Oversee drug product shipment during transit to third party	X
Stability Testing
Approve stability study protocols	X	X
Review stability testing data	X	X
Prepare final stability study report and establish and amend expiration dating, as needed	X
Deviations and OOS Events
Notify other party of OOS results and Critical/Major deviations within 1 business day	X
Approve OOS retest plans	X	X
Review and approve Critical/Major deviation reports	X	X
Regulatory
Update regulatory applications and fulfill registration reporting requirements related to Product manufacturing and Product testing, as required		X
Provide Product manufacturing, Product testing and facility information, as requested, to Client for regulatory application updates.	X
Update site registration, as required to support Client’s manufacturing	X
Notify other party within 24 hours of any regulatory inspections or regulatory actions that could impact Client Product	X
Notify other party within 1 business day of any deviations, complaints or regulatory findings concerning quality of previously dispositioned Product	X	X
Notify regulatory authorities of any deviations, complaints or regulatory findings concerning quality of previously dispositioned drug product, as applicable,		X
Initiate recalls, if applicable.		X

6. Revision History

Version Number	Summary of Changes
0	New Agreement

Quality Agreement Approvals

Client Quality:

Written Signature:
Printed Name:	William V. Williams
Title:	President and CEO, BriaCell Therapeutics Corporation
Date:	2017 May 4

KBI Biopharma Quality:

Written Signature:
Printed Name:	Christopher Garten
Title:	Vice President, Quality
Date:	04 May 2017

Attachment 1: Responsible Contacts

Responsible Contact Persons for KBI:

Responsibility	Name /Title	Telephone/ E-mail
Quality Assurance	Chris Garten, Vice President, Quality Operations	C : (732) 682-0324 cgarten@kbibiopharma.com
Regulatory	Kathy Lee, Senior Vice President, Quality and Regulatory	(919) 479-9898 ext. 2009 klee@kbibiopharma.com
Program Management	Don Healey, Ph.D., Senior Vice President Operations & Site Head	C: (832) 585-9637 dhealey@kbibiopharma.com

Responsible Contact Persons for Client:

Responsibility	Name /Title	Telephone / E-mail
Quality Assurance	Markus Lacher, Sr. Director of Research and Development	T: 1-888-485-6340 C: 925-681-9553 mlacher@briacell.com
Regulatory	William V. Williams President and CEO	T: 6510-446-7581 C: 302-290-9017 williams@briacell.com
Program Management	Markus Lacher, Sr. Director of Research and Development	T: 1-888-485-6340 C: 925-681-9553 mlacher@briacell.com

Attachment 1: Approvals

Client Quality:

Written Signature:
Printed Name:	William V. Williams
Title:	President and CEO, BriaCell Therapeutics Corporation
Date:	2017 May 4

KBI Biopharma Quality: 1

Written Signature:
Printed Name:	Christopher Garten
Title:	Vice President, Quality
Date:	04 May 2017